SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 2, 2006

BEAZER HOMES USA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1000 Abernathy Road, Suite 1200

Atlanta Georgia 30328

(Address of Principal

Executive Offices)

(770) 829-3700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

On February 2, 2006, the Compensation Committee of the Board of Directors of Beazer Homes USA, Inc. (the “Committee”) approved amendments to the supplemental employment agreements (the “Amended Agreements”) of Ian J. McCarthy, President and Chief Executive Officer; Michael H. Furlow, Executive Vice President and Chief Operating Officer; James O’Leary, Executive Vice President and Chief Financial Officer; Kenneth J. Gary, Executive Vice President and General Counsel; C. Lowell Ball, Senior Vice President and General Counsel-Real Estate; Cory J. Boydston, Senior Vice President and Treasurer; Fred Fratto, Senior Vice President: Human Resources; Michael T. Rand, Senior Vice President and Chief Accounting Officer; John Skelton, Senior Vice President: Forward Planning; and Jonathan P. Smoke, Senior Vice President: Corporate Strategy and Innovation.  The Amended Agreements provide that in the event a change of control occurs and an executive terminates his or her employment for good cause or is terminated by the company other than for cause, then the executive will be entitled to a payment equal to the stated multiple times the sum of the executive’s annual base salary and the highest annual bonus (rather than the average annual bonus provided in the former supplemental employment agreements) paid to the executive during the preceding three full fiscal years.

The Amended Agreements for Ian J. McCarthy, Michael H. Furlow, James O’Leary and Kenneth J. Gary also provide that the executive may terminate his employment during the 30-day period following the six-month anniversary (rather than the one-year anniversary provided in the former supplemental employment agreements) of a change of control, and such termination will be deemed to be termination for good reason.  If the executive terminates his employment pursuant to the good reason termination provision, then the executive will be subject to certain non-compete and non-solicitation restrictions for a period of one year following the termination of the executive’s employment.  The former supplemental employment agreements did not contain non-compete and non-solicitation restrictions.

On February 2, 2006, the Committee also approved amendments to the Amended and Restated Employment Agreements (the “First Amendments”) of Ian J. McCarthy, Michael H. Furlow, James O’Leary, Kenneth J. Gary , C. Lowell Ball,  Michael T. Rand, and John Skelton.  The First Amendments modify the existing employment agreements to conform the non-competition provisions in the agreements to the non-competition provisions in the Amended Agreements.

On February 2, 2006, the Committee approved long-term stock incentive grants for Ian J. McCarthy, Michael H. Furlow, James O’Leary and Kenneth J. Gary (collectively, the “Executives”) pursuant to Beazer Homes USA, Inc.’s (the “Company”) Amended and Restated 1999 Stock Incentive Plan.  These long-term stock incentive grants were approved to ensure the retention of the Executives and to more fully align the Executives’ interests with those of shareholders by rewarding the Executives for relative and absolute performance of the Company’s stock from 2006 onward.  In light of these grants, the Committee does not presently contemplate issuing further stock incentive grants to these Executives until at least January 1, 2009, absent unforeseen circumstances.  These grants are intended to be in lieu of the typical annual grants for the upcoming three years.

Long-term performance-based stock compensation (“PSP”): PSP consists of grants of restricted stock with vesting contingent upon the achievement of performance criteria based on Beazer Homes’ total shareholder return, as defined by the award agreements, as compared to the total shareholder return of a defined peer group.  One-third of the aggregate number of shares granted as PSP to each Executive will be eligible to vest as of each of December 31, 2008, December 31, 2009 and December 31, 2010 (the “Performance Dates”).  Depending on the level of performance achieved, as measured by the performance criteria, between 0% and 150% shares then eligible for vesting on the Performance Date will vest.  Upon termination of employment other than for cause or voluntary resignation, a portion of the PSP shares will vest, depending on length of service since the grant date.

Restricted Stock and Stock Options:   Stock options were also granted to the Executives with exercise prices equal to 100% of the fair market value of Beazer Home’s common stock on the date of grant.  These stock options vest ratably over a three-year period beginning in 2009 and expire seven years after the date of grant.  Each of the Executives also received a grant of time-based restricted stock.  Each year beginning in 2011, the restrictions on one-third of these restricted shares will lapse subject to continued employment. Upon termination of employment other than for cause or voluntary resignation, a portion of the stock options and restricted shares will vest, depending on length of service since the grant date.

On February 2, 2006, the Executives were granted the following stock options, time-based restricted stock and PSP awards:

Name	Stock Options	Restricted Stock	Performance- based Stock
Ian J. McCarthy	393,816	78,763	78,763
Michael H. Furlow	175,029	35,006	35,006
James O’Leary	122,520	24,504	24,504
Kenneth J. Gary	32,408	6,482	6,482

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.

Date: February 3, 2006	By:	/s/ James O’ Leary
James O’Leary
Executive Vice President and Chief Financial Officer